CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Stock Participation Accreting Redemption	$4,631,928	$182.03
Quarterly-pay Securities due 2010

January 2009
Pricing Supplement No. 6
Registration Statement No. 333-156423
Dated January 23, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 10% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of The Procter & Gamble Company common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning on August 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	February 20, 2010
Underlying stock:	The Procter & Gamble Company common stock (“PG Stock”)
Aggregate principal amount:	$4,631,928
Coupon:	10% per annum, payable quarterly beginning May 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of PG Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on August 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	15% per annum on the stated principal amount.
First call date:	August 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	February 10, 2010
Stated principal amount:	$56.00 per SPARQS
Issue price:	$56.00 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	January 23, 2009
Original issue date:	January 30, 2009 (5 business days after the pricing date)
CUSIP:	617483466
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$56.00	$0.91	$55.09
Total	$4,631,928	$75,268.83	$4,556,659.17
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

THE SPARQS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SPARQS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 10% interest per annum and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of The Procter & Gamble Company common stock or the cash value of such shares, subject to the issuer’s right to call the SPARQS for cash at any time beginning August 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 23, 2009	January 30, 2009 (5 business days after the pricing date)	February 20, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	The Procter & Gamble Company common stock (“PG Stock”)
Coupon:	10% per annum, payable quarterly beginning May 20, 2009
Issue price:	$56.00 per SPARQS, which is equal to the closing price of one share of PG Stock on the pricing date times the exchange ratio as of the pricing date. Please see “Syndicate Information” on page 4.
Stated principal amount:	$56.00 per SPARQS, which is equal to the closing price of one share of PG Stock on the pricing date times the exchange ratio as of the pricing date.
Denominations:	$56.00 and integral multiples thereof.
Interest payment dates:	May 20, 2009, August 20, 2009, November 20, 2009 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of PG Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on August 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	15% per annum on the stated principal amount.
First call date:	August 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	February 10, 2010
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 7.

January 2009	Page 2

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

General Information
Listing:	The SPARQS will not be listed on any securities exchange.
CUSIP:	617483466
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with us to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  We have determined that the yield on the deposit is 1.2045% per annum, compounded quarterly, and that the remainder of the stated interest payments on the SPARQS is attributable to the contract fees, as described in the section of the accompanying prospectus supplement for SPARQS entitled “United States Federal Taxation — Tax Treatment of the SPARQS.”

Neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of PG Stock should a holder receive PG Stock at maturity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of PG Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of PG Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If the issuer of PG Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined in the accompanying prospectus supplement for SPARQS) upon the sale, exchange or other disposition of the SPARQS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of PG Stock and consult their tax advisers regarding the possible consequences to them if the issuer of PG Stock is or becomes a USRPHC.

Assuming the treatment of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the yield on the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  For this purpose, the amount realized does not include any amount attributable to accrued interest on the deposit and may not include any amount attributable to accrued contract fees.  Any such amount not included in the amount realized will be treated as yield on the deposit or contract fees, as the case may be, as described above.  Upon physical settlement of the terminable forward contract at maturity, the U.S. Holder will not recognize any gain or loss with respect to PG Stock received.  Upon cash settlement of the terminable forward contract at maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received (excluding the final coupon payment on the SPARQS) and the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders generally will be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of an investment in the SPARQS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on

January 2009	Page 3

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in PG Stock and in options contracts on PG Stock listed on major securities markets.  Such purchase activity could have increased the price of PG Stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which PG Stock must close before you would receive for each SPARQS at maturity an amount of common stock (or the cash value thereof) worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “Benefit Plan Investor Considerations” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$1MM
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2009	Page 4

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date:	January 30, 2009
Maturity date:	February 20, 2010
Interest payment dates:	May 20, 2009, August 20, 2009, November 20, 2009 and the maturity date
Yield to call:	15% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$56.00 per SPARQS
Interest rate:	10% per annum
Discount factor:	1 / 1.15[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the yield to call rate of 15% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on August 20, 2009 (first call date)
Call price received:	$57.3496
Total amount received over the term of the SPARQS:	$60.4607
Call on September 30, 2009 (random interim call date)
Call price received:	$57.6251
Total amount received over the term of the SPARQS:	$61.3584
Call on February 20, 2010 (maturity date)
Call price received:	$58.6506
Total amount received over the term of the SPARQS:	$64.5617

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of August 20, 2009 based upon the terms set forth above.

January 2009	Page 5

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of August 20, 2009 is $2.9350 ($1.6396 + $1.2954).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of August 20, 2009, the present value of the call price is $53.0650 ($56.00 – $2.9350).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of August 20, 2009, the call price is therefore $57.3496, which is the amount that, if paid on August 20, 2009, has a present value on the original issue date of $53.0650, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of August 20, 2009. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
January 30, 2009	($56.00)					0	0.00000	100.000%
May 20, 2009		$1.7111			$1.7111	110	0.30556	95.819%	$1.6396
Call date (August 20, 2009)			$1.4000		$1.4000	200	0.55556	92.529%	$1.2954
Call date (August 20, 2009)				$57.3496	$57.3496	200	0.55556	92.529%	$53.0650
Total amount received on the call date: $58.7496
Total amount received over the term of the SPARQS: $60.4607

1
The call price of $57.3496 is the dollar amount that has a present value of $53.0650, which has been discounted to the original issue date from the call date at the yield to call rate of 15% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $56.00 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1.15[x], where x is years from original issue date to, and including, the applicable payment date.

January 2009	Page 6

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of PG Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning August 20, 2009, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 15% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 15% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of PG Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from PG Stock.  Other factors that may influence the value of the SPARQS include: the volatility of PG Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on PG Stock, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting The Procter & Gamble Company that may or may not require an adjustment to the exchange ratio.

▪
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of PG Stock times the exchange ratio on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in PG Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to PG Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than The Procter & Gamble Company.  Following certain corporate events relating to PG Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as The Procter & Gamble Company in lieu of, or in addition to, PG Stock or the common stock of a successor corporation to The Procter & Gamble Company or, at our option, the cash value of such shares.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting PG Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event

January 2009	Page 7

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

occurs that does not require the calculation agent to adjust the amount of PG Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the SPARQS.  Because the treatment of the SPARQS for U.S. federal income tax purposes is uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, including the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

▪
The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the SPARQS on interest payment dates and at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the SPARQS.

January 2009	Page 8

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

▪
Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

▪
No affiliation with The Procter & Gamble Company.  The Procter & Gamble Company is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to The Procter & Gamble Company in connection with this offering.

▪
Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade PG Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could have adversely affected the price of PG Stock on the pricing date and could adversely affect the price of PG Stock at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the price of PG Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which PG Stock must close before you would receive at maturity an amount of PG Stock (or the cash value thereof) worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of PG Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of PG Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

▪
Morgan Stanley may engage in business with or involving The Procter & Gamble Company without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with The Procter & Gamble Company without regard to your interests, and thus may acquire non-public information about The Procter & Gamble Company.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to The Procter & Gamble Company, which may or may not recommend that investors buy or hold PG Stock.

Information about the Underlying Stock

The Procter & Gamble Company.  The Procter & Gamble Company (NYSE: PG) manufactures and markets consumer products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments.

PG Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by The Procter & Gamble Company pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-00434 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding The Procter & Gamble Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to PG Stock or other securities of The Procter & Gamble Company.  The issuer has derived all disclosures contained in this pricing supplement regarding The Procter & Gamble Company from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to The Procter & Gamble Company.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding The Procter & Gamble Company is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of PG Stock.

January 2009	Page 9

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Historical Information

The following table presents the published high and low closing prices of PG Stock for 2006, 2007 and 2008 through January 23, 2009.  The closing price of PG Stock on January 23, 2009 was $56.96.  The associated graph shows the closing prices for PG Stock for each day from January 3, 2006 to January 23, 2009.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of PG Stock as an indication of future performance.

(CUSIP 742718109)	High	Low	Dividends
2006
First Quarter	62.25	57.53	0.28
Second Quarter	58.38	53.18	0.31
Third Quarter	62.73	55.66	0.31
Fourth Quarter	64.48	62.04	0.31
2007
First Quarter	66.09	61.17	0.31
Second Quarter	64.40	61.03	0.35
Third Quarter	70.51	61.03	0.35
Fourth Quarter	74.67	68.59	0.35
2008
First Quarter	72.68	64.68	0.35
Second Quarter	71.14	60.49	0.40
Third Quarter	73.15	61.98	0.40
Fourth Quarter	71.44	57.37	0.40
2009
First Quarter (through January 23, 2009)	62.80	56.96	0.40

The issuer makes no representation as to the amount of dividends, if any, that The Procter & Gamble Company will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on PG Stock.

PG Stock Daily Closing Prices January 3, 2009 to January 23, 2009

January 2009	Page 10

10% SPARQS®
Mandatorily Exchangeable for Common Stock of The Procter & Gamble Company

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

January 2009	Page 11